As filed with the Securities and Exchange Commission on May 24, 2011
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	86-1062192
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)
Ashford Hospitality Trust, Inc.
2011 Stock Incentive Plan
(Full title of the plan)
David A. Brooks
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
(972) 490-9600
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Muriel C. McFarling
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
(214) 659-4400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee(2)
Common Stock, par value $0.01 per share	5,750,000 shares	$12.88	$74,060,000	$8,598.37

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from common stock splits, common stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on May 23, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     We hereby incorporate by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)	our Annual Report for the fiscal year ended December 31, 2010, filed with the Commission on Form 10-K on March 4, 2011, as amended by a Form 10-K/A filed with the Commission on April 1, 2011;

(b)	our Quarterly Report for the fiscal quarter ended March 31, 2011, filed with the Commission on May 10, 2011;

(c)	our Current Reports filed with the Commission on January 14, 2011, March 14, 2011 (as amended on April 6, 2011), April 7, 2011, April 11, 2011, April 18, 2011 (except Item 7.01 and Exhibit 99.1 thereto, which were furnished and not filed), April 27, 2011, April 29, 2011, May 4, 2011 and May 20, 2011; and

(d)	the description of our common stock, par value $.01 per share, contained in the registration statement on Form S-3/A, filed with the Commission on January 21, 2010.
     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered under the registration statement have been sold or that deregisters all securities remaining unsold at the time of the amendment. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that the statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection with, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     In this registration statement and each prospectus supplement relating hereto, unless otherwise specified, the terms “we,” “us” and “our” and “our company” refer to Ashford Hospitality Trust, Inc., and its consolidated subsidiaries.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the shares of common stock to be issued pursuant to this registration statement will be passed upon for registrant by Hogan Lovells US LLP, the registrant’s Maryland counsel.

Item 6. Indemnification of Directors and Officers
     Our charter and the partnership agreement of our operating partnership provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.
     The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:
•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation (other than for expenses incurred in a successful defense of such an action) or for a judgment of liability on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.
     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
     Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity. Our bylaws also obligate us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described in preceding sentence and to any employee or agent of our company or a predecessor of our company.
     The partnership agreement of our operating partnership provides that we, as general partner, and our officers and directors are to be indemnified to the fullest extent permitted by law. The partnership agreement provides that neither the general partner, nor any of its directors and officers will be liable to the partnership or to any of its partners as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the general partner acted in good faith.

     In addition, the partnership agreement requires our operating partnership to indemnify and hold the general partner and its directors, officers and any other person it designates, harmless from and against any and all claims arising from operations of the operating partnership in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:
•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.
     No indemnitee may subject any partner of our operating partnership to personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the partnership.
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit	Description

4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 of Form S-11/A, filed on August 20, 2003)

10.1.1	2011 Stock Incentive Plan of Ashford Hospitality Trust, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K, dated May 20, 2011, for the event dated May 17, 2011)

5.1	Opinion of Hogan Lovells US LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in the signature page to this registration statement)
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 23rd day of May, 2011.

Ashford Hospitality Trust, Inc.
By:	/s/ David A. Brooks
David A. Brooks
Chief Operating Officer and General Counsel

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Montgomery J. Bennett, David A. Brooks and David Kimichik, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Archie Bennett, Jr. Archie Bennett, Jr.	Chairman of the Board of Directors	May 23, 2011

/s/ Montgomery J. Bennett Montgomery J. Bennett	Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2011

/s/ David Kimichik David Kimichik	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 23, 2011

/s/ Mark Nunneley Mark Nunneley	Chief Accounting Officer (Principal Accounting Officer)	May 23, 2011

/s/ Benjamin J. Ansell Benjamin J. Ansell, M.D.	Director	May 23, 2011

/s/ Thomas E. Callahan Thomas E. Callahan	Director	May 23, 2011

/s/ Martin L. Edelman Martin L. Edelman	Director	May 23, 2011

/s/ W. Michael Murphy W. Michael Murphy	Director	May 23, 2011

/s/ Philip S. Payne Philip S. Payne	Director	May 23, 2011

EXHIBIT INDEX

Exhibit	Description

4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 of Form S-11/A, filed on August 20, 2003)

10.1.1	2011 Stock Incentive Plan of Ashford Hospitality Trust, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K, dated May 20, 2011, for the event dated May 17, 2011)

5.1	Opinion of Hogan Lovells US LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in the signature page to this registration statement)